Exhibit 15.1
ACKNOWLEDGEMENT OF INDEPENDENT ACCOUNTANTS

We are aware that our report dated October 10, 2025 on our review of the consolidated financial statements of HRBeauty LLC, which include the consolidated balance sheet as of June 30, 2025 and the related consolidated statements of income, changes in members’ equity, and cash flows as of and for the six months ended June 30, 2025, and the related notes to the consolidated financial statements, is incorporated by reference in e.l.f. Beauty, Inc.’s Registration Statements as follows:

(1) Registration Statements (Form S-8 Nos. 333-213818, 333-216718, 333-223383, 333-230027, 333-238909, 333-256631, 333-265255, 333-272234, 333-279713, 333-287639), and

(2) Registration Statement (Form S-3 Nos. 333-289448 and 333-274869).

Date: October 10, 2025

/s/ Armanino LLP
Armanino LLP
Woodland Hills, California